Exhibit 32.1
Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
The undersigned, as Chief Executive Officer of Transcend Services, Inc. (the "Company"), certifies that to the undersigned's knowledge, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (the "Report"), which accompanies this certification fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates and for the periods indicated. The foregoing certification is made solely for purposes of Title 18, Chapter 63, Section 1350 of the United States Code.

/s/ Larry G. Gerdes
Larry G. Gerdes
Chief Executive Officer
Date: August 9, 2011